                               STOCK PURCHASE AGREEMENT


    This Stock Purchase Agreement (this "Agreement") is dated as of March 6, 1997, by and between Kingwood Lakes South, L.P., a Texas limited partnership ("Seller"), and Farmers Rice Milling Company and Nanette Kelley (such latter two parties being referred to herein as "Buyers").

                                     WITNESSETH:

    WHEREAS, Seller is the owner of 188,333 shares of common stock, par value $.01 per share (the "Shares"), of ERLY Industries, Inc., a California corporation (the "Company");

    WHEREAS, Buyers desire to purchase and Seller desires to sell the Shares pursuant to the terms and subject to the conditions hereinafter set forth;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, Seller and Buyers hereby agree as follows:

                                      ARTICLE I

                                   SALE AND CLOSING

    1.1 SALE AND PURCHASE OF THE SHARES. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell, convey, assign, transfer and deliver the Shares to Buyers free and clear of any Claims (as hereinafter defined), and Buyers, jointly and severally, agree to so purchase the Shares from Seller, at the Closing (as hereinafter defined).

    1.2 PAYMENT OF PURCHASE PRICE. The purchase price for the Shares shall be U.S. $1,148,831.30 (the "Purchase Price"), or U.S. $6.10 per Share, which shall be paid by Buyers at the Closing by wire transfer to Vinson & Elkins L.L.P. ("Escrow Agent"), to be held in escrow pending transfer of the Shares to Buyers.

    1.3 DELIVERY OF STOCK CERTIFICATE. At the time of Closing, Seller shall hand deliver to the Company's transfer agent for its Common Stock, Chase Mellon Shareholder Services, L.L.C. (The "Transfer Agent"), stock certificate number SL20061 representing the Shares, together with a stock power duly executed in blank by Seller, with Seller's signature bearing the appropriate Medallion Guarantee, and instructions to transfer 171,933 of the Shares into the name of "Farmers Rice Milling Company" and 16,400 of the Shares into the name of "Nanette Kelley". Seller shall also instruct the Transfer Agent to deliver the new certificates for the Shares to Buyers at P.O. Box 788, Baton Rouge, Louisiana 70821. Seller shall also deliver to the Transfer Agent an opinion of Seller's counsel, Irell & Manella LLP ("I&M"), addressed to the Transfer Agent in form reasonably acceptable to Buyers and the Transfer Agent, to the effect that the sale of the Shares to Buyers is exempt from the registration requirements of the Securities Act of 1933. Buyers acknowledge and agree that, in rendering such opinion, I&M will rely upon, among other things, the representations and warranties of Buyers set forth in Section 3.1.

    1.4 CLOSING. The Closing for the purchase and sale of the Shares to be sold pursuant to this Agreement (the "Closing") shall be held at 9:00 a.m., Los Angeles time, at the offices of I&M, 1800 Avenue of the Stars, Suite 600, Los Angeles, California, on March 6, 1997, or at such other date and such other time or place as Buyers and Seller may mutually agree.

    1.5 DELIVERY OF PURCHASE PRICE TO SELLER. Seller and Buyers hereby irrevocably instruct Escrow Agent to either (i) deliver the purchase price to Seller upon receipt of written confirmation by the Transfer Agent that the Shares have been reissued in the name of Buyers and have been transmitted for delivery to Buyers or (ii) promptly return the Purchase Price by wire transfer to Buyers (pursuant to wire transfer instructions to be provided in writing by Buyers) if the Transfer Agent refuses to so reissue the Shares or if such written confirmation is not received by Escrow Agent by March 20, 1997.

                                      ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF SELLER

    2.1 OWNERSHIP OF THE SHARES AND VALIDITY OF AGREEMENT. Seller is, and immediately prior to the Closing will be, the record and beneficial owner of the Shares, and has good and valid title to the Shares free and clear of any liens, pledges, security interests, options, encumbrances, charges, claims or rights of any third parties of any kind whatsoever, subject to the disclaimer set forth in the last sentence of Section 3.2 hereof (collectively, "Claims"). Seller has full right, power and authority to enter into and to perform its obligations under this Agreement and to transfer and deliver the Shares as provided herein, and such delivery will convey to Buyers good and valid title to the Shares, free and clear of any Claims. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding, obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization,

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moratorium or other similar laws affecting or relating to creditors' rights generally and general principles of equity.

    2.2 DOCUMENTS DELIVERED TO BUYERS. Seller has heretofore provided Buyers or their representatives with true and complete copies of the following documents (the "Disclosure Documents"):

         (a) Agreement of Limited Partnership of Kingwood Lakes South, L.P., dated as of December 20, 1994;

         (b) Promissory Note of Gerald D. Murphy, dated December 22, 1994, in the amount of $1,500,000 payable to the order of Kingwood Lakes South, L.P.;

         (c) Pledge Agreement dated as of December 22, 1994, between Gerald D. Murphy and Kingwood Lakes South, L.P.;

         (d)  Stock Power dated December 22, 1994, executed by Gerald D.
Murphy;

         (e) Stock Power dated July 10, 1996, executed by Kingwood Lakes South, L.P., as attorney-in-fact for Gerald D. Murphy;

         (f) Copy of stock certificate dated December 10, 1996, for 333,333 shares of Common Stock of the Company, issued to Kingwood Lakes South, L.P.;

         (g) Copy of stock certificate dated January 6, 1997, for 188,333 shares of Common Stock of the Company, issued to Kingwood Lakes South L.P., which certificate represents the Shares;

         (h)  Schedule 13D of Kingwood Lakes South, L.P., dated March 31, 1995;

         (i) Amendment No. 1 to Schedule 13D of Kingwood Lakes South, L.P., dated March 29, 1996;

         (j) Amendment No. 2 to Schedule 13D of Kingwood Lakes South, L.P., dated May 24, 1996;

         (k) Amendment No. 3 to Schedule 13D of Kingwood Lakes South, L.P., dated January 7, 1997;

         (l)  Court Order of Partial Summary Judgment, dated December 9, 1996;

         (m) Motion for Expedited Consideration and Emergency Relief from Order of Court of Appeals, dated December 20, 1996;

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         (n)  Response of Kingwood Lakes South, L.P. to Petition for Mandamus
and Related Motions, dated December 20, 1996;

         (o) Supplemental Response of Kingwood Lakes South, L.P., dated December 23, 1996; and

         (p)  Opinion of Court of Appeals, dated December 30, 1996.


                                     ARTICLE III

                              REPRESENTATIONS OF BUYERS

    3.1  PRIVATE PLACEMENT.  Buyers represent, jointly and severally, that
(a) they understand that the sale of the Shares to Buyers has not been registered under the Securities Act of 1933, as amended (the "Act") and that the Shares may not be sold except pursuant to an effective registration statement or pursuant to an exemption from such registration requirements; (b) they are acquiring the Shares for investment for their own accounts and without any present view towards the public distribution of any thereof to any other person or entity, (c) they will not sell or otherwise dispose of the Shares except in compliance with the registration requirements or exemption provisions under the Act and the rules and regulations thereunder, (d) they understand that the certificates representing the Shares will bear a legend to the foregoing effect, and that there is no obligation on the part of the Company or any other person or entity to cause any registration of the Shares under the Act and that if any transfer of the Shares is to be made in reliance on an exemption from registration under the Act, the issuer of the Shares may require an opinion of counsel satisfactory to it that such transfer may be made pursuant to an exemption under the Act; (e) the Shares were not offered or sold to the Buyers by any form of general solicitation or general advertising; and (f) that purchasing the Shares does not violate any law or regulation applicable to the Buyers or their respective businesses. Buyers further represent, jointly and severally, that they are each an "accredited investor" as defined in Rule 501(a) of the Act, and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the acquisition of the Shares and have concluded that they are able to bear those risks, and are bona fide residents of the State of Louisiana.

    3.2 DISCLOSURE. Buyers represent, jointly and severally, that they or their representatives have received and reviewed copies of the Disclosure Documents and such publicly available information about the Company and the matters disclosed in the Disclosure Documents and have had the opportunity to ask such questions, and receive answers, regarding the foregoing (including the Disclosure Documents) and the matters described therein, as they have deemed appropriate for their investigation of their investment in the Shares. Buyers understand and acknowledge that Seller makes no representations or warranties of any kind whatsoever regarding the final outcome, or the implications thereof (including with respect to claims with respect to the Shares), of any of the litigation described or referred to in the Disclosure Documents.

                                      ARTICLE IV

                                CONDITIONS OF CLOSING

    4.1 BUYERS' CLOSING CONDITIONS. The obligations of Buyers to consummate the purchase and sale of the Shares are subject to the satisfaction of the following express conditions, which conditions may be waived by Buyers:

         (a) No temporary restraining order, preliminary injunction, permanent injunction, cease and desist order or other order preventing the consummation of the transactions and other actions contemplated under this Agreement shall have been threatened through litigation or issued by any court or judicial body.

         (b) The representations and warranties of Seller shall be true and correct on the date of transfer of the Shares as if made on that date.

    4.2 SELLER'S CLOSING CONDITIONS. The obligation of Seller to consummate the purchase and sale of the Shares is subject to the satisfaction of the following express conditions, which conditions may be waived by Seller:

         (a) No temporary restraining order, preliminary injunction, permanent injunction, cease and desist order or other order preventing the consummation of the transactions and other actions contemplated under this Agreement shall have been threatened through litigation or issued by any court or judicial body.

         (b) The representations and warranties of Buyers shall be true and correct on the date of transfer of the Shares as if made on that date.

                                      ARTICLE V

                                    MISCELLANEOUS

    5.1 TERMINATION. In the event that the Closing shall not have occurred on or before March 13, 1997, then Buyers and Seller shall each have the right (provided in each case that such party is not in breach of its obligations under this

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Agreement), exercisable at any time after such date by notice in writing, to terminate this Agreement and its obligations hereunder. No termination of this Agreement, whether pursuant to this Section 5.1 or otherwise, shall terminate or impair any claim by one party against the other party, based upon any breach by the other party of its obligations under this Agreement prior to such termination.

    5.2 BROKERAGE FEES. Seller agrees to indemnify, hold harmless and defend Buyers from the payment of any and all brokers' and finders' expenses, commissions, fees and other forms of compensation which may be due or payable from or by Seller, or may have been earned from any third party acting on behalf of Seller, including all such amounts payable to First Global Securities, Inc., in connection with negotiation and execution of this Agreement and the consummation of the transactions herein contemplated. Buyers agree, jointly and severally, to indemnify, hold harmless and defend Seller from the payment of any and all brokers' or finders' expenses, commissions or fees or other forms of compensation which may be due or payable from or by Buyers or may have been earned by any third party acting on behalf of Buyers, in connection with negotiation and execution of this Agreement and the consummation of the transactions herein contemplated.

    5.3 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by registered or certified mail (postage prepaid), or sent by air courier, or sent by facsimile transmission (with transmission confirmed), addressed as follows:

         If to Seller, at:

              Kingwood Lakes South, L.P.
              c/o Tenzer Company, Inc., General Partner
              11400 W. Olympic Blvd., Suite 1040
              Los Angeles, California 90064
              Attn:  Michael L. Tenzer
              Telephone:  (310) 820-6000
              Fax:  (310) 442-3643

         If to Buyers, at:

              Nanette Kelley
              P.O. Box 788
              Baton Rouge, Louisiana 70821
              Telephone: (504) 922-4540
              Fax:  (504) 922-4544

    5.4 NO LIABILITY. No director, officer or shareholder of Seller's general partner, and no limited partner of Seller, on the one hand, or director, officer or shareholder of

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Buyers, on the other hand, shall, in their capacity as such, have any liability under or with respect to this Agreement.

    5.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


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

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

[Seller]                               KINGWOOD LAKES SOUTH, L.P.

                                       By:  Tenzer Company, Inc., a Delaware
                                            corporation, its sole general
                                            partner



                                       By:  /s/ Michael L. Tenzer
                                            -----------------------------------
                                            Michael L. Tenzer
                                            President

[Buyers]                               FARMERS RICE MILLING COMPANY



                                       By:  /s/ Nanette Kelley
                                            -----------------------------------
                                            Nanette Kelley
                                            President


                                            /s/ Nanette Kelley
                                            -----------------------------------
                                            Nanette Kelley


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